Exhibit 99.1
Press Release
Quepasa Corporation Appoints Jeff Valdez as Chairman of the Board
Leading Hispanic Media Pioneer Brings Expertise to Online Community
Scottsdale, Ariz. — January  24, 2008 — Quepasa Corporation (NASDAQ: QPSA), one of the largest, bilingual, bicultural, Latino online communities, today announced the appointment of Jeff Valdez as Chairman of the Board. In that role, Valdez will help guide the company as it continues its growth in the online Latino market.
Valdez brings a broad range of executive production, writing and marketing experience in Hispanic-centric content to Quepasa. In February 2004, he launched Si TV, the first English language Latino-themed cable channel. Si TV is currently in more than 17 million households and boasts a lineup of award-winning original programming, much of it created by Valdez.
Valdez also serves on the boards of Maya Entertainment, a film distribution company that targets the Latino demographic, and Si TV. Among his many honors and awards, CNN recently named Valdez one of the Top 50 People Who Matter and Advertising Age named him one of the Top 50 Marketers in America. In addition to receiving three image Awards, two Nosotros Golden Eagles, The Racial Harmony Award by the Center for Ethnic Understanding, Valdez was named one of the Top 50 Minorities in Cable by Multichannel News and Top 10 Players in the U.S. Hispanic media market by Market Age. The National Association of Latino Independent Producers (NALIP) awarded him the Outstanding Achievement Award for his founding of Si TV. Additionally, The National Association for Multi-Ethnicity in Communications (NAMIC) selected Valdez to receive the Quasar Award at the 11th Annual NAMIC Visions Awards for his pioneering efforts in the Latino marketplace.
“We are excited to have Jeff join Quepasa as we continue to address America’s fastest-growing demographic. His relationships, depth of knowledge of the Hispanic market place and creative talent will allow us to develop innovative content that will help drive traffic to our on-line community and enable us to realize exciting new opportunities,” said John C. Abbot, Chief Executive Officer of Quepasa.

“I strongly believe the internet, while still in its infancy, will be the new frontier to reaching the Hispanic community in the future. The ability to take what historically has been flat content and make it rich and dimensional is very exciting to me. While most marketers are still trying to get their heads around the concept of Latino 101, we are going beyond traditional thinking and seeing our audience not as a Latino audience, but instead as Americans 2.0 We’re not in Kansas anymore Toto,” said Valdez.
About Quepasa Corporation
Quepasa Corporation (NASDAQ: QPSA), headquartered in Scottsdale, Arizona (with offices in Miami and Mexico), owns Quepasa.com, one of the world’s largest, bicultural, Latino online communities committed to providing entertaining, enriching, and empowering products and services. The web site serves its users in the U.S. and Latin America in both Spanish and English.
Safe Harbor/Forward-Looking Statements of Quepasa Corporation
Statements in this press release that refer to plans and expectations for the future are forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by the Company. In addition to the Risk Factors described in Item 1 of the Company’s Form 10-KSB, as amended, for the fiscal year ended December 31, 2006, these factors include, but are not limited to, our current level of indebtedness and our ability to incur future debt; the possibility of liability for information displayed or accessed via the Company’s Web site and for other commerce-related activities; competition in the operation of Web sites and in the provision of information retrieval services; changing laws, rules, and regulations; potential liability for breaches of security on the Internet; dependence on third party databases and computer systems; competition from traditional media companies; new technologies that could block the Company’s ability to advertise; and, with respect to the matters described in this press release, the success of the Company’s senior management team.
Contact:
Mike Matte, Chief Financial Officer
Quepasa Corporation
(480) 348-2665